AGREEMENT AND PLAN OF SHARE EXCHANGE

     AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement"), dated as of June 26, 2003, by and between JOURNAL COMMUNICATIONS, INC., a Wisconsin corporation ("JCI"), and THE JOURNAL COMPANY, a Wisconsin corporation ("New Journal").

     WHEREAS, JCI has authority to issue 28,800,000 shares of common stock, par value $0.125 per share ("JCI Stock"), of which 28,800,000 shares were issued and outstanding on June 26, 2003;

     WHEREAS, New Journal has authority to issue 310,000,000 shares of stock, itemized by classes as follows: (i) 170,000,000 shares of class A common stock, par value $0.01 per share ("New Journal A Stock"); (ii) 60,000,000 shares of class B-1 common stock, par value $0.01 per share ("New Journal B-1 Stock");
(iii) 60,000,000 shares of class B-2 common stock, par value $0.01 per share ("New Journal B-2 Stock" and collectively with the New Journal B-1 Stock, the "New Journal B Stock"); (iv) 10,000,000 shares of class C common stock, par value $0.01 per share; and (v) 10,000,000 shares of preferred stock, par value $0.01 per share; of which only 100 shares of New Journal A Stock are issued and outstanding, and such shares are owned beneficially and of record by JCI;

     WHEREAS, the respective Boards of Directors of JCI and New Journal have determined that it is advisable and in the best interests of such corporations and their shareholders to effect an exchange of the issued and outstanding shares of JCI Stock for shares of New Journal B Stock, and for certain other consideration as shall be payable to those who perfect dissenters' rights, upon the terms and conditions herein provided ("Exchange"); and

     WHEREAS, the respective Boards of Directors of JCI and New Journal have, and JCI has, in its capacity as New Journal's sole shareholder, duly adopted and approved this Agreement and directed that it be executed by the undersigned officers and that it be submitted for a vote of the JCI shareholders.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

                                   ARTICLE 1

                        NAMES OF ACQUIRED CORPORATION AND
                              ACQUIRING CORPORATION

     Section 1.01. The Acquired Corporation. The name of the corporation the shares of which are proposed to be acquired by New Journal in the Exchange is JOURNAL COMMUNICATIONS, INC.

     Section 1.02. The Acquiring Corporation. The name of the corporation proposing to acquire shares of JCI in the Exchange is THE JOURNAL COMPANY.

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                                   ARTICLE 2

                    TERMS AND CONDITIONS OF PROPOSED EXCHANGE

     Section 2.01. General. At the Effective Time (as hereinafter defined), the shares of JCI Stock then issued and outstanding shall be exchanged for shares of New Journal B Stock as provided in Article 3 hereof.

     Section 2.02. Effective Time. The "Effective Time" of the Exchange shall be the date and time to be set forth in the Articles of Share Exchange to be filed with this Agreement with the Department of Financial Institutions of the State of Wisconsin in accordance with the Wisconsin Business Corporation Law (the "WBCL"), which date and time shall occur immediately prior to the initial issuance of New Journal A Stock by New Journal to the public under the Securities Act of 1933, as amended (the "IPO").

                                   ARTICLE 3

                      MANNER AND BASIS OF EXCHANGING SHARES
                        OF CAPITAL STOCK IN THE EXCHANGE

Section 3.01. Exchange of JCI Stock for New Journal B Stock. At the Effective Time, automatically by virtue of the Exchange and without further action on the part of the holder thereof, (1) all shares of JCI Stock outstanding immediately prior to the Effective Time shall be acquired by New Journal and (2) each share of JCI Stock (other than Dissenting Shares, as defined in Section 3.05 hereof) shall be exchanged for three shares of New Journal B Stock. The shares of New Journal B Stock to be received by each holder as a result of the Exchange will be divided as equally as possible among shares of validly issued, fully paid and nonassessable (except for liability which may be imposed on the holder thereof under Section 180.0622(2) of the WBCL) New Journal B-1 Stock and New Journal B-2 Stock as follows:

          (a) First, the shares of New Journal B Stock receivable by each holder will be divided evenly among shares of New Journal B-1 Stock and New Journal B-2 Stock.

          (b) Second, any fractional shares allocated to the New Journal B-1 Stock and the New Journal B-2 Stock as a result of the division in (a) above will be aggregated and reallocated as described in (c) below.

          (c) Third, if the total of the number of shares aggregated as a result of (b) above is one or greater, then one share will be allocated to the New Journal B-2 Stock.

          (d) Fourth, if the total of the number of shares aggregated as a result of (b) above or if the total number of shares remaining after the allocation in (c) above is less than one, then the fractional share will be converted into the right to receive a cash amount obtained by multiplying the fractional share by the price to the public of the New Journal A Stock in the IPO.

     Section 3.02. Cancellation of New Journal A Stock. Each share of New Journal A Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and restored to the status of authorized and unissued New Journal A Stock.

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     Section 3.03. Fractional Shares. No fractional shares of New Journal B
Stock shall be issued in the Exchange.

     Section 3.04. Stock Certificates.

          (a) Following the Effective Time, each holder of a certificate or certificates theretofore representing outstanding shares of JCI Stock may, but shall not be required to, surrender the same to New Journal or its transfer agent for cancellation or transfer. Until so surrendered or presented for transfer, each outstanding certificate which prior to the Effective Time represented shares of JCI Stock shall be deemed for all purposes to represent the ownership of the exchanged number of shares of New Journal B Stock as though such surrender and transfer had taken place. Shares of New Journal B Stock issued in the Exchange will be reflected in the stock books and/or records of New Journal as uncertificated shares.

          (b) Immediately following the Effective Time, JCI shall cause to be delivered to New Journal, a certificate registered in the name of New Journal for the number of shares of JCI Stock issued and outstanding at the Effective Time.

     Section 3.05. Dissenters. Shares of JCI Stock for which dissenters' rights have been exercised under Sections 180.1301 through 180.1331 of the WBCL (the "Dissenting Shares") shall not receive shares of New Journal B Stock in the Exchange, but instead shall be entitled to such consideration as may be due with respect to such shares pursuant to the applicable provisions of Sections
180.1301 through 180.1331 of the WBCL, unless and until the right of the holder thereof to receive the "fair value" for such Dissenting Shares terminates in accordance with Sections 180.1301 through 180.1331 of the WBCL. If such right is so terminated, then such shares shall cease to be Dissenting Shares and shall represent the right to receive New Journal B Stock as provided in Section 3.01 hereof.

                                   ARTICLE 4

                  OTHER PROVISIONS WITH RESPECT TO THE EXCHANGE

     Section 4.01. Further Assurances. Each of JCI and New Journal shall take all such action as may be necessary or appropriate in order to effectuate the Exchange. All consideration that is due with respect to the Dissenting Shares under the applicable provisions of Sections 180.1301 through 180.1331 of the WBCL shall be paid by New Journal from the proceeds received by New Journal in the IPO or other available funds. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of each of JCI and New Journal shall take all such further action.

     Section 4.02. Conditions to the Exchange. The consummation of the Exchange is subject to the satisfaction of the following conditions:

          (a) The Exchange shall have received the approval of the holders of JCI Stock and New Journal A Stock (which has already been received) to the extent required by the WBCL and the respective Articles of Association/Incorporation and Bylaws of JCI and New Journal;

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
          (b) The proposed amendment and termination of the Journal Employees' Stock Trust ("JESTA") shall have received the approvals required by JESTA;

          (c) The registration statement relating to the shares of New Journal B Stock to be issued as a result of the Exchange shall be effective under the Securities Act of 1933, as amended, and shall not be the subject of any "stop order";

          (d) New Journal shall simultaneously consummate the IPO;

          (e) No statute, rule, regulation, executive order, decree, injunction or other order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Exchange or the amendment and termination of JESTA; and

          (f) All approvals and consents necessary or desirable, if any, in connection with the consummation of the Exchange and the amendment and termination of JESTA shall have been obtained.

     Section 4.03. Amendment; Waiver. The parties hereto, to the extent permitted by law, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement or waive any condition set forth in
Section 4.02 hereof in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the shareholders of JCI; provided, however, that no such amendment, modification, supplement or waiver shall, in the sole judgment of the Board of Directors of JCI, materially and adversely affect the rights of the shareholders of JCI.

     Section 4.04. Deferral. Consummation of the transactions herein provided for may be deferred by the Boards of Directors of JCI and New Journal for a period of time if said Boards of Directors determine that such deferral would be in the best interests of JCI and its shareholders.

     Section 4.05. Termination. This Agreement may be terminated and the Exchange and other transactions herein provided for abandoned at any time before the Effective Time, whether before or after approval of this Agreement by the shareholders of JCI, by the parties hereto, by mutual consent of their respective Boards of Directors, if such Boards of Directors determine for any reason that the consummation of the transactions provided for herein would for any reason be inadvisable.

     Section 4.06. Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     Section 4.07. Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     Section 4.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Wisconsin.

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     IN WITNESS WHEREOF, JCI and New Journal have executed this Agreement by their respective duly authorized officers as of the date first written above.

JOURNAL COMMUNICATIONS, INC.                   THE JOURNAL COMPANY


By: /s/ Steven J. Smith                        By: /s/ Steven J. Smith
    ----------------------------                   ----------------------------
    Steven J. Smith                                Steven J. Smith
    Chairman and Chief Executive                   Chairman and Chief Executive
    Officer                                        Officer


Attest: /s/ Mary H. Leahy                      Attest: /s/ Mary H. Leahy
        ------------------------                       ------------------------
        Mary H. Leahy                                  Mary H. Leahy
        Senior Vice President and                      Senior Vice President and
        General Counsel                                General Counsel



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